UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2009

K-V Pharmaceutical Company
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9601 (Commission File Number)	43-0618919 (IRS Employer Identification No.)

2503 South Hanley Road
St. Louis, MO	63144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Special Note—This Current Report on Form 8-K contains forward-looking statements that are based on the Company’s current expectations. Actual results may differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” below.
Explanatory Note
As disclosed previously in a Current Report on Form 8-K filed by K-V Pharmaceutical Company (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2009 and a Notification of Late Filing on Form 12b-25 filed by the Company with the SEC on June 2, 2009, the Company has not filed, and currently is not able to file, its Form 10-Q for the Company’s second fiscal quarter ended September 30, 2008 (the “September Form 10-Q”), its Form 10-Q for the Company’s third fiscal quarter ended December 31, 2008 (the “December Form 10-Q”) and its Form 10-K for the Company’s fiscal year ended March 31, 2009 (the “Form 10-K”) with the SEC. The purpose of this Current Report on Form 8-K is to disclose certain information with respect to the following matters:
•	the current status of the Company’s SEC filings;

•	the current status of the previously disclosed government investigations and litigation;

•	the Company’s current and anticipated liquidity position; and

•	certain other matters set forth herein.
Status of SEC Filings
As previously disclosed, the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of the Company, with the assistance of legal counsel, including FDA regulatory counsel, and other advisers, conducted an internal investigation with respect to a range of specific allegations involving, among other items, FDA regulatory and other compliance matters and management misconduct. The Audit Committee investigation was substantially completed in December 2008 and the investigation of all remaining matters was completed in June 2009. As more fully described in the Current Report on Form 8-K filed by the Company with the SEC on June 23, 2009, the Board, either directly or through the Special Committee (as defined below), has reviewed and approved a framework of remedial measures recommended by the Audit Committee as a result of its investigation.
As a result of the investigation conducted by the Audit Committee, the Company has been unable to file its September Form 10-Q, its December Form 10-Q and its Form 10-K with the SEC. In addition, the Company is continuing to evaluate the financial statement implications of the provisions of the consent decree the Company entered into with the U.S. Food and Drug Administration (the “FDA”) on March 2, 2009 (which consent decree is more fully described below) and of the previously disclosed actions to recall all of the products it manufactured, suspend manufacturing and shipment of its products, substantially reduce its workforce and realign its cost and organizational structure.
The Company is in the process of preparing the September Form 10-Q, the December Form 10-Q and the Form 10-K but is unable at this time to estimate when these forms will be filed with the SEC.
Upon completion of the Company’s evaluation of its internal controls over financial reporting, the Company expects to report in the Form
10-K, when such report is filed, one or more material weaknesses in internal controls over financial reporting. In addition, the Company believes that there are significant uncertainties regarding its ability to continue as a going concern during the upcoming fiscal year and, as a result, the Company expects that the report of KPMG LLP, its independent registered public accounting firm, accompanying its annual consolidated financial statements likely will highlight the existence of substantial doubt regarding the Company’s ability to continue as a going concern.
In addition, as previously disclosed, as a result of the Audit Committee investigation described above, KPMG LLP was unable to complete the SAS 100 review of the unaudited consolidated financial statements accompanying the Form 10-Q for the Company’s first fiscal quarter ended June 30, 2008, filed by the Company with the SEC on

August 11, 2008. The Company will have the unaudited consolidated financial statements reviewed in connection with the completion and filing of the September Form 10-Q, the December Form 10-Q and the Form 10-K. The Company will disclose any material change to these unaudited consolidated financial statements in subsequent filings with the SEC.
Status of Government Investigations and Litigation
     FDA Consent Decree
As previously disclosed, the FDA began an inspection of the Company in December 2008. On February 2, 2009, the FDA issued a Form 483 report setting forth inspectional observations concerning drug product quality and deficiencies in the Company’s compliance with current good manufacturing practice (“cGMP”) regulations.
On March 2, 2009, the Company entered into a consent decree with the FDA regarding the Company’s drug manufacturing and distribution, which was entered by the U.S. District Court, Eastern District of Missouri, Eastern Division on March 6, 2009. The consent decree provides a series of measures that, when satisfied, will permit the Company to resume the manufacture and distribution of approved drug products marketed by its subsidiaries, ETHEX Corporation and Ther-Rx Corporation. As part of the consent decree, the Company has agreed not to directly or indirectly do or cause the manufacture, processing, packing, labeling, holding, introduction or delivery for introduction into interstate commerce at or from any Company facility of any drug, until it has satisfied certain requirements designed to demonstrate compliance with the FDA’s cGMP regulations. The Company has also agreed that it will not distribute certain products, including its prenatal vitamins and hematinic products, until such products are approved by the FDA’s Abbreviated New Drug Application (“ANDA”) or New Drug Application (“NDA”) processes. The consent decree also provides that, before resuming manufacturing, the Company will retain and have an independent cGMP expert undertake a review of the Company’s facilities and certify compliance with the FDA’s cGMP regulations. Following that certification, the FDA will make a determination as to whether the Company’s facilities are in compliance. The decree further provides a process pursuant to which the Company may seek approval from the FDA to resume manufacturing and distribution of up to two groups of approved products prior to receiving approval from the FDA to resume full operations.
     Special Committee
As previously disclosed, the Board has appointed a Special Committee of the Board (the “Special Committee”) in response to the initiation of a series of putative class action shareholder lawsuits alleging violations of the federal securities laws by the Company and certain individuals, the initiation of lawsuits alleging violations under the Employee Retirement Income Security Act (ERISA), as well as the receipt by the Company of an informal inquiry from the SEC. The Company, at the direction of the Special Committee, is fully cooperating in all governmental matters, including the SEC informal inquiry. The Company is also responding to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office.
The Company is not aware whether, or of the extent to which, any pending governmental investigations and/or litigation might result in the payment of fines or penalties or the imposition of operating restrictions on the Company’s business; however, if the Company is required to pay fines or penalties, the amount could be material. In addition, any governmental enforcement action could require the Company to operate under significant restrictions, place substantial burdens on management, hinder the Company’s ability to attract and retain qualified employees and/or cause the Company to incur significant costs. If the Company does not prevail in one or more pending lawsuits, the Company may be required to pay a significant amount of monetary damages. The Company expects to provide additional disclosure regarding the status of government investigations and litigation in subsequent SEC filings.

Current and Anticipated Liquidity Position
     Overview
The Company and its subsidiaries are primarily engaged in the development, acquisition, manufacture, marketing and sale of branded and generic prescription pharmaceutical products. The primary source of revenue for the Company is the sale of its pharmaceutical products.
     Effect of Consent Decree and Recent Actions on Liquidity Position
As previously disclosed, the Company has taken a number of significant steps in connection with the FDA’s inspection and the consent decree. On December 23, 2008, the Company announced it had voluntarily suspended shipments of all of its FDA approved drug products in tablet form and commenced a voluntary nationwide single production lot recall of one of its pain management drugs. In addition, effective January 22, 2009, the Company voluntarily suspended the manufacturing and shipment of the remainder of its products, other than three products it distributes but does not manufacture and which do not generate a material amount of revenue for the Company. At the same time, the Company initiated a nationwide recall affecting most of the Company’s products. The recall was subsequently expanded on February 3, 2009. On January 30, 2009, the Company elected to voluntarily dispose of its existing inventory of products and certain raw materials. As part of the consent decree, the Company has agreed not to directly or indirectly do or cause the manufacture, processing, packing, labeling, holding, introduction or delivery for introduction into interstate commerce at or from any Company facility of any drug, until it has satisfied certain requirements designed to demonstrate compliance with the FDA’s cGMP regulations.
The Company’s actions and the requirements under the consent decree have had, and are expected to continue to have, a material adverse effect on the Company’s liquidity position. The Company does not expect to generate material revenues until it can resume shipping certain or many of its approved products. In the meantime, the Company must meet ongoing operating costs related to its employees, facilities and FDA compliance, as well as costs related to the steps the Company currently is taking to prepare for reintroducing the Company’s products to the market.
In addition to the loss of revenue, the suspension of shipments exposes the Company to possible claims for certain additional costs. Pursuant to arrangements between the Company and certain of its customers, such customers, despite the formal discontinuation action by the Company of its products, may assert, and certain customers have asserted, that the Company should compensate such customers for any additional costs they incurred for procuring products the Company did not supply. The amount of such compensation is affected by the price of any replacement product. Following the Company’s suspension of shipments, the price of certain products increased significantly, thereby potentially increasing the amount of any such compensation. While the Company has not determined the amount, if any, of any remaining liability it may face with respect to any obligation to compensate customers for the cost of replacement products, the Company expects that such liability, if any claims are asserted and determined to be meritorious (despite the Company having given customers due notice of cancellation or discontinuation), could have a material adverse effect on its liquidity position and operating results.
The Company has incurred significant costs related to the multi-product recall. The Company expects to pay processing fees related to the recall of approximately $7 million to $9 million during the remainder of fiscal year 2010.
The Company currently is working expeditiously to satisfy the requirements set forth in the consent decree, including working with an independent cGMP expert retained by the Company pursuant to the consent decree, to address the issues identified in the consent decree and to return certain or many of the Company’s approved products to market. However, the Company has not yet determined the amount of time it will take to resolve the issues identified in the consent decree and to resume manufacturing and shipping certain or many of its approved products. The Company currently is finalizing a work plan that when fully implemented will prepare the Company for inspection by the FDA. It is impractical to project when such readiness, subsequent inspection, and ensuing FDA inspection summary will be completed, thereby allowing the re-initiation of shipments of certain approved products. However, the Company currently does not expect the re-initiation of shipments to occur prior to the third quarter of the Company’s fiscal year 2010 (which is the fourth quarter of calendar year 2009) at the earliest.

Any process for resuming manufacturing and reintroducing the Company’s products to the market will likely entail significant costs. If the Company is not able to obtain the FDA’s clearance to resume manufacturing and distribution of its approved products in a timely manner at a reasonable cost, the Company’s financial position, results of operations and cash flows will continue to be materially adversely affected. In addition, the Company’s financial position is expected to be adversely affected by its inability to manufacture and distribute its prenatal vitamin and hematinic products until such time as there is an approved ANDA or NDA for each such product, which will only occur if the Company decides to pursue, and is able to fund, the studies required for such approvals. As more fully discussed below, the Company is currently attempting to divest its prenatal vitamin and hematinic products (which the Company commonly refers to as its “nutritionals” business).
Current Cash Position, Other Indebtedness, Reduction in Operating Expenses and Expected Near-Term Cash Requirements
The financial information discussed herein is preliminary and has not been finalized by the Company. It is based on information available to management at the date of this filing, and could change materially when the Company reports its unaudited financial results for the quarters ended September 30, 2008 and December 31, 2008 and its audited financial results for the fiscal year ended March 31, 2009.
Current Cash Position
The following table sets forth the Company’s cash position since June 30, 2008, the last period for which the Company filed financial statements with the SEC (in millions):

	June 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
Consolidated cash and cash equivalents	$94.2	$167.2	$79.9	$78.9
Consolidated marketable securities	40.9	—	—	—

Total	$135.1	$167.2	$79.9	$78.9

The Company sold some of its marketable securities during the quarter ended December 31, 2008, the proceeds from which are reflected in the balance of cash and cash equivalents at December 31, 2008.
In addition, the Company received tax refunds of approximately $79 million in the quarter ending June 30, 2009. The Company also plans to monetize certain auction rate securities (“ARS”) held by the Company, as more fully described below.
The Company anticipates generating between approximately $140 million and $200 million of additional cash through December 31, 2009 as a result of the projected sale of its subsidiary, PDI (as more fully described below), the monetization of the ARS, and the recent settlement of various litigation matters with Purdue Pharma L.P., The P.F. Laboratories, Inc. and Purdue Pharmaceuticals L.P. (collectively, “Purdue”), as more fully described in the Current Report on Form 8-K filed by the Company with the SEC on June 10, 2009. However, the Company cannot provide any assurance that any proceeds will be realized or that proceeds will be realized in the amounts anticipated.
Other Indebtedness
As previously disclosed, the Company was a party to a credit agreement with ten lenders that provided for a revolving line of credit of up to $320 million and had a five-year term expiring in June 2011. As of February 20, 2009, the Company had borrowings under the revolving line of credit of approximately $30 million. In addition, as of the same date, the Company had certain letters of credit outstanding totaling approximately $5.4 million. On February 20, 2009, the Company repaid the outstanding borrowings of approximately $30 million in full. The lenders subsequently notified the Company that the credit agreement had been terminated. On March 31, 2009, the Company also deposited approximately $6 million with Bank of America to support certain letters of credit that remain outstanding.
In May 2003, as previously disclosed, the Company issued $200 million principal amount of 2.5% Contingent Convertible Subordinated Notes that mature on May 16, 2033 (the “Notes”) which, under certain circumstances, may be converted into shares of the Company’s Class A Common Stock. Since May 21, 2006, the Company has had the option to redeem some or all of the Notes at any time, at a redemption price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) to the date of redemption. At this time, the Company is not aware that it is not in compliance with the covenants included in the indenture that governs the Notes.
In March 2006, as previously disclosed, the Company entered into a $43 million mortgage loan arrangement, of which approximately $37 million remains outstanding as of June 30, 2009. The mortgage loan, which is secured by the Company’s interest in certain real properties, bears interest at a rate of 5.91% and matures on April 1, 2021. The Company is current in all its financial payment obligations under the mortgage loan arrangement. However, because of, among other things, the events described above, the Company believes it is reasonably likely that the Company is not in compliance with one or more of the requirements of the mortgage loan documentation. Failure by the Company to remedy such noncompliance (if any) or to otherwise receive a waiver from the lender for such noncompliance (if any) could result in, among other things, the Company’s outstanding obligations with respect to the mortgage loan accelerating and immediately becoming due and payable.
The Company is a party to additional financing arrangements, all of which have been previously disclosed, such as a financing arrangement with St. Louis County, Missouri related to expansion of the Company’s operations in St. Louis County. At this time, the Company is not aware that it is not in compliance with any covenants or other obligations related to such financing arrangements.
Reduction in Operating Expenses
As previously disclosed, the Company has recently implemented significant cost savings measures to mitigate the financial impact of the Company’s actions with respect to the manufacturing and shipment of its products. Such measures included a substantial reduction of the Company’s workforce, which commenced on February 5, 2009, and an ongoing realignment of the Company’s cost structure. The Company has realigned and restructured the sales force for its Ther-Rx Corporation subsidiary, and, in connection therewith, has significantly reduced the number of sales employees. The Company has also realigned and restructured the production workforce and, in connection therewith, reduced the number of production employees by approximately 300 in July 2009, most of which had been furloughed since February 2009. As a result of such measures, the Company has reduced its employee headcount from approximately 1,700 on December 31, 2008 to approximately 700 as of the date hereof. The Company expects to engage in additional cost savings measures in the future. In particular, the Company expects that the substantial amounts of professional fees paid during the past 12 months will be significantly reduced in future periods. The Company will provide additional disclosure regarding such measures in subsequent SEC filings.
Expected Near-Term Cash Requirements
The Company projects that during its current quarter ending September 30, 2009, its cash operating expenditures will be approximately $73 million to $95 million. Of this amount, approximately $40 million to $50 million relate to on-going operating expenses and approximately $8 million to $10 million relate to debt service payments, inventory build and capital expenditures. The remainder of the projected cash expenditures totaling approximately $25 million to $35 million relates to costs related to the Company’s FDA compliance consultants, severance costs in connection with the significant reduction in employee headcount that occurred during the quarter ended March 31, 2009 and in July 2009, litigation-related costs, product recall-related costs, failure to supply costs and other costs.
The Company projects that during the quarter ending December 31, 2009, its cash operating expenditures will be approximately $65 million to $80 million. Of this amount, approximately $40 million to $45 million relate to on-going operating expenses, and approximately $15 million to $20 million relate to debt service payments, inventory build and capital expenditures. The remainder of the projected cash expenditures totaling approximately $10 million to $15 million relates to costs related to the Company’s FDA compliance consultants, severance costs in connection with the significant reduction in employee headcount that occurred during the quarter ended March 31, 2009 and in July 2009,legal and other professional fees , litigation-related costs, failure to supply costs and other costs.

     Ability to Meet Expected Near-Term Obligations; Long-Term Effect on Financial Position
The Company currently believes that if it is able to maintain its projected cash expenditures as described above and to monetize the ARS held by the Company (as more fully described below), then the Company will have adequate cash during the current fiscal quarter ending September 30, 2009 to meet expected near-term obligations, including normal course operating cash requirements, as well as the significant costs, such as legal and consulting fees, associated with the steps taken by the Company in connection with the recent FDA inspection, the consent decree, the litigation and governmental investigations overseen by the Special Committee, and the Audit Committee investigation.
However, for periods after September 30, 2009, the Company currently believes that, even if it is able to implement significant cost savings, monetize the ARS held by the Company, realize expected proceeds from the settlement with Purdue, divest PDI and return certain or many of its approved products to market in a timely fashion, the Company will need to obtain additional capital through asset sales (as more fully discussed below) and external financing in order to meet expected near-term obligations, including normal course operating cash requirements and costs associated with reintroducing the Company’s products to the market, payments associated with the proposed acquisition (if any) of the rights to Gestiva™ (17-alpha hydroxyprogesterone caproate) from CYTYC Prenatal Products and Hologic, Inc., as well as the significant costs, such as legal and consulting fees, associated with the steps taken by the Company in connection with the recent FDA inspection, the consent decree, and the litigation and governmental investigations overseen by the Special Committee.
The Company cannot provide any assurance that significant cost savings can be realized, that some or many of the Company’s approved products can be returned to the market in a timely fashion, that the Company’s higher profit approved products will return to market in the near term, that the Company can obtain additional capital through asset sales (as more fully discussed below), or that external financing can be obtained when needed or in the amounts required.
The steps taken by the Company in connection with the recent FDA inspection and the consent decree described herein have had, and are expected to continue to have, a material adverse effect on the Company’s financial position, results of operations and liquidity. In addition, an adverse outcome with respect to any of the governmental investigations or litigation described herein is likely to have a material adverse effect on the Company’s results of operations. The cost-reducing measures taken by the Company could yield unintended consequences, such as distraction of our management and employees, business disruption, and attrition beyond our planned reduction in workforce, which could have a material adverse effect on the Company’s results of operations. The Company is therefore unable at this time to forecast the long-term effect on its financial position of any significant delays in returning any or certain of the Company’s approved products to market, including loss of market share as a result of the suspension of shipments. The Company expects to provide additional disclosure regarding its financial position in subsequent SEC filings.
     Efforts to Increase Cash
The Company has retained Morris Anderson & Associates Ltd., a financial and management consulting firm, to advise the Company with respect to restructuring its financial operations and cash management efforts. The Company has also retained Robert W. Baird & Co. Incorporated to advise the Company with respect to raising additional capital.
The Company’s ability to obtain capital has been and continues to be materially and negatively affected by a number of factors. The recent turmoil in the credit markets, market volatility, the deterioration in the soundness of certain financial institutions and general adverse economic conditions have caused the cost of prospective debt and equity financings to increase considerably. These circumstances have materially adversely affected liquidity in the financial markets, making terms for certain financings unattractive, and in some cases have resulted in the unavailability of financing. The Company also anticipates that the uncertainty created by the ongoing governmental investigations, the steps taken by the Company in connection with the recent FDA inspection, the consent decree and the pending litigation and investigations will affect the Company’s ability to obtain capital. In light of the current and evolving credit market crisis and the uncertainty created by the ongoing governmental investigations and litigation, and the uncertainty with respect to when and which approved products will return to market, the Company may not be able to obtain additional capital. Even if the Company is able to obtain capital under these circumstances, the cost to the Company will likely be high and the terms and conditions are likely to be onerous.
For example, if the Company were to attempt to obtain additional financing or issue debt securities, the interest rates likely would be very high, resulting in substantial interest expense to the Company. In addition, if the Company were to issue equity securities, such securities likely would be priced at or below current market prices, which are severely depressed. As a result, sales of equity securities at or below current market prices likely would result in substantial dilution for current shareholders who purchased the Company’s equity securities at or above current market prices.
The Company is also pursuing other initiatives to increase cash. The Company plans to monetize certain ARS held by the Company. However, with the liquidity issues experienced in global credit and capital markets, the ARS experienced failed auctions beginning in February 2008. Given the failed auctions, the ARS will continue to be illiquid until there is a successful auction for them. As a result, a sale at this time may result in proceeds substantially below face value. The Company cannot predict how long the current imbalance in the auction rate market will continue and is considering all of its alternatives. On February 25, 2009, the Company initiated a legal action against Citigroup Global Markets, through which the Company acquired the ARS it still holds, in the District Court for the Eastern District of Missouri (K-V Pharmaceutical Company vs. Citigroup Global Markets Inc.). On June 17, 2009, the United States Judicial Panel on Multidistrict Litigation issued an order transferring this and similar actions to the District Court for the Southern District of New York for coordinated or consolidated pretrial proceedings, which is likely to delay resolution of this matter. The estimated fair value of the ARS holdings at June 30, 2009, based on current market quotations, was $48 million, as compared to a principal amount of $72.75 million as of the same date.
The Company is also in the process of marketing for sale certain assets, including the Company’s prenatal vitamin (such as PrimaCare ONE) and hematinic product lines and associated intellectual property, as well as Particle Dynamics, Inc. (“PDI”), a non-core asset which is a wholly owned subsidiary of the Company that develops and markets specialty value-added raw materials, including drugs, directly compressible and microencapsulated products, and other products used in the pharmaceutical, nutritional, food, personal care and other markets. As previously disclosed, a leased facility used by PDI was damaged by an accidental fire which occurred during the evening of June 1, 2009, resulting in a delay of the sales process for PDI.
The Company cannot provide any assurance that it will be successful in finding purchasers for the sale of PDI, the sale of the prenatal vitamin and hematinic product lines, or for any other assets it identifies in the future for sale. The Company has retained Robert W. Baird & Co. Incorporated to assist it in marketing the prenatal vitamin and hematinic product lines and has retained Itasca Partners LLC to assist it in marketing PDI. Even if the Company is able to find purchasers, it may not be able to obtain attractive terms and conditions for such sales, including attractive pricing. The Company expects to consider a range of other alternatives, including licensing of assets, to enable the Company to meet its obligations and to raise additional cash. However, the Company cannot provide any assurance that such efforts will be successful.
Cautionary Note Regarding Forward-looking Statements
This Current Report on Form 8-K contains various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (“PSLRA”) and which may be based on or include assumptions concerning the operations, future results and prospects of the Company. Such statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “commit,” “intend,” “estimate,” “will,” “should,” “could” and other expressions that indicate future events and trends.
All statements that address expectations or projections about the future, including without limitation, product development, product launches, regulatory approvals, market position, acquisitions, sale of assets, revenues, expenditures, resumption of manufacturing and distribution of products and the impact of the recall and suspension of shipments on revenues, and other financial results, are forward-looking statements.
All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the “safe harbor” provisions, the Company provides the following cautionary statements identifying important economic, political and technological factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.
Such factors include (but are not limited to) the following:
(1)	the ability to continue as a going concern;

(2)	changes in the current and future business environment, including interest rates and capital and consumer spending;

(3)	the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized;

(4)	the possibility of not obtaining FDA approvals or delay in obtaining FDA approvals;

(5)	acceptance and demand for new pharmaceutical products;

(6)	the introduction and impact of competitive products and pricing, including as a result of so-called authorized-generic drugs;

(7)	new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated;

(8)	reliance on key strategic alliances;

(9)	the availability of raw materials and/or products manufactured for the Company under contract manufacturing arrangements with third parties;

(10)	the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations;

(11)	fluctuations in revenues;

(12)	the difficulty of predicting international regulatory approvals, including timing;

(13)	the difficulty of predicting the pattern of inventory movements by the Company’s customers;

(14)	the impact of competitive response to the Company’s sales, marketing and strategic efforts, including the introduction or potential introduction of generic or competing products against products sold by the Company and its subsidiaries;

(15)	risks that the Company may not ultimately prevail in litigation, including challenges to the Company’s intellectual property rights by actual or potential competitors or to the Company’s ability to market generic products due to brand company patents and challenges to other companies’ introduction or potential introduction of generic or competing products by third parties against products sold by the Company or its subsidiaries, including without limitation the litigation and claims referred to in Note 16 of the Notes to the Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and under the heading “Certain Other Matters” in the Company’s Form 8-K filed with the SEC on April 30, 2009;

(16)	the possibility that the Company’s current estimates of the financial effect of certain announced product recalls could prove to be incorrect;

(17)	whether any product recalls or product introductions result in litigation, agency action or material damages;

(18)	the possibility that the findings of the Audit Committee inquiry referenced in the Company’s Form 10-Q for the quarter ended June 30, 2008, Form 12b-25 filed with the SEC on November 13, 2008, Form 12b-25 filed with the SEC on February 2, 2009, Form 12b-25 filed with the SEC on June 6, 2009, Form 8-K filed with the SEC on June 23, 2009, as well as certain other of the Company’s SEC filings, could have a material impact on the Company’s financial results;

(19)	the satisfaction or waiver of the other closing conditions in the previously disclosed Gestiva™ acquisition agreement;

(20)	the possibility that the auction rate securities held by the Company may not return to liquidity at their face value or at all;

(21)	the consent decree between the Company and the FDA and the Company’s suspension of the production and shipment of substantially all of the products that the Company manufactures and the related nationwide recall affecting substantially all of the products that the Company manufactures, as well as the expected material adverse effect on the Company’s revenue, assets and liquidity and capital resources, all as more fully described in the Company’s Form 8-K filed with the SEC on January 26, 2009, the Company’s Form 8-K filed with the SEC on February 26, 2009, the Company’s Form 8-K filed with the SEC on March 3, 2009, the Company’s Form 8-K filed with the SEC on April 30, 2009 and this Current Report on Form 8-K;

(22)	the series of putative class action lawsuits alleging violations of the federal securities laws by the Company and certain individuals, all as more fully described in the Company’s Form 8-K filed with the SEC on

January 26, 2009, the Company’s Form 8-K filed with the SEC on February 26, 2009, the Company’s Form 8-K filed with the SEC on April 30, 2009, as well as certain other of the Company’s SEC filings;

(23)	the possibility that insurance proceeds are insufficient to cover potential losses that may arise from litigation, including with respect to product liability or securities litigation;

(24)	the informal inquiry initiated by the SEC and any related or additional governmental investigative or enforcement proceedings, including actions by the FDA and the U.S. Department of Justice, all as more fully described in the Company’s Form 8-K filed with the SEC on January 26, 2009, the Company’s Form 8-K filed with the SEC on February 26, 2009, the Company’s Form 8-K filed with the SEC on April 30, 2009 and this Current Report on Form 8-K;

(25)	delays in returning certain or many of the Company’s products to market, including loss of market share as a result of the suspension of shipments, and related costs;

(26)	sale or licensing of certain assets;

(27)	the ability to monetize the ARS currently held by the Company, the amount of proceeds to be received from such monetization and the timing of receipt of proceeds by the Company;

(28)	the timing and ability to realize and receive expected tax refunds, the actual refund amount to be received by the Company subject to any challenges or otherwise and the timing of receipt of the refund by the Company;

(29)	the possibility that default on one type or class of the Company’s indebtedness could result in cross default under, and the acceleration of, other indebtedness of the Company;

(30)	risks that the costs are greater than expected or that there is a material delay in reconstructing the leased facility used by PDI that was damaged by an accidental fire, as described in the Company’s Form 8-K filed with the SEC on June 4, 2009; and

(31)	the risks detailed from time-to-time in the Company’s filings with the SEC.
This discussion is not exhaustive, but is designed to highlight important factors that may impact the Company’s forward-looking statements. The Company is under no obligation to update any of the forward-looking statements after the date of this Current Report on Form 8-K. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this “Cautionary Note Regarding Forward-looking Statements” and the risk factors that are included under the heading “Item 1A—Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, as supplemented by the Company’s subsequent SEC filings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-V Pharmaceutical Company

By:	/s/ Ronald J. Kanterman Ronald J. Kanterman
Vice President, Chief Financial Officer and Treasurer
Date: July 24, 2009